Exhibit 4.1

PROSPER MARKETPLACE, INC.
AMENDMENT NO. 3 TO 2015 EQUITY INCENTIVE PLAN

This Amendment No. 3 (this “Amendment”) to the Prosper Marketplace, Inc. 2015 Equity Incentive Plan (the “Plan”) is made effective as of January 23, 2018. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.
WHEREAS, in accordance with Section 14 of the Plan, the Company desires to adjust the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan from 35,996,488 Shares to 66,711,395 Shares, plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b) hereof.
WHEREAS, this Amendment has received the requisite approval of the Company’s Board of Directors and stockholders.
NOW, THEREFORE, the Plan is hereby amended as follows:
1. Section 3(a) of the Plan is hereby amended to read in its entirety as follows:
“3(a).    Reserved Shares. Subject to the provisions of Sections 11 and 12, below, (i) the maximum aggregate number of Shares which may be issued pursuant to all Awards is 66,711,395 Shares plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b), and (ii) the maximum aggregate number of Shares which may be issued pursuant to Incentive Stock Options is 66,711,395 Shares plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b) (which, together with the 66,711,395 Shares, in no event shall exceed 166,778,488 Shares). The Shares may be authorized, but unissued, or reacquired Common Stock.”
2. Except as specifically amended hereby, the Plan shall continue in full force and effect and is hereby ratified and affirmed.

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IN WITNESS WHEREOF, this Amendment No. 3 to 2015 Equity Incentive Plan has been executed as of the date first set forth above.
PROSPER MARKETPLACE, INC.

By: /s/ David Kimball
David Kimball
Chief Executive Officer